Exhibit 4.2

ATB FINANCIAL

600, 585 8th Ave SW

Calgary, AB T2P 1G1

November 8, 2021

mCloud Technologies Services Inc.

550-510 Burrard Street

Vancouver, British Columbia V6C 3A8

Attn: Russel McMeekin and Chantal Schutz

Ladies and Gentlemen:

ATB Financial, formerly Alberta Treasury Branches, has approved and offers the credit facility on the terms and conditions described in the attached Commitment Letter and accompanying schedules (this “Agreement”) on and subject to the terms and conditions set forth in this Agreement.

You (the “Borrower”) may accept our offer by returning the enclosed duplicate of this letter, signed as indicated below (whether in original ink, by facsimile or in another electronic format), by 4:00 p.m. on or before October 29, 2021 or our offer will automatically expire. We reserve the right to cancel our offer at any time prior to acceptance.

Thank you for your business.

Yours truly,

ATB FINANCIAL

By:
Wes Jardine, Managing Director

By:
Iris Wong, Associate Director

Accepted this 22 day of October 2021

mCloud Technologies Services Inc.

Per:
Name: Russel McMeekin
Title: Director and Officer

Per:
Name: Chantal Schultz
Title: CFO

(We have authority to bind the Borrower)

Each of the undersigned, in their capacity as a Guarantor of Borrower, acknowledges and agrees to the terms of this Agreement as of this 22 day of October 2021, and acknowledges that Lender has made no representation or warranty of any kind as to the realization on the undersigned’s guarantee (or any collateral security therefor) other than as expressly set forth in this Agreement. Each of the undersigned further acknowledges that this Agreement and the documents referred to in this Agreement may be amended, supplemented, restated, modified or renewed without the undersigned’s consent and without reducing, restricting or otherwise limiting the undersigned’s liability in any way.

mCloud Technologies Corp.

Per:
Name: Russel McMeekin
Title: Director and Officer

Per:
Name: Chantal Schultz
Title: CFO

(We have authority to bind the Guarantor)

mCloud Technologies (USA) Inc.

Per:
Name: Russel McMeekin
Title: Director and Officer

Per:
Name: Chantal Schultz
Title: CFO

(We have authority to bind the Guarantor)

NGrain (Canada) Corporation

Per:
Name: Russel McMeekin
Title: Director and Officer

Per:
Name: Chantal Schultz
Title: CFO

(We have authority to bind the Guarantor)

mCloud Technologies (Canada) Holdings Inc.

Per:
Name: Russel McMeekin
Title: Director and Officer

Per:
Name: Chantal Schultz
Title: CFO

(We have authority to bind the Guarantor)

Field Diagnostic Services, Inc.

Per:
Name: Russel McMeekin
Title: Director

Per:
Name: Chantal Schultz
Title: CFO

(We have authority to bind the Guarantor)

COMMITMENT LETTER

LENDER:	ATB FINANCIAL

BORROWER:	mCloud Technologies Services Inc.

GUARANTOR(S):	mCloud Technologies Corp.

mCloud Technologies (USA) Inc.

NGrain (Canada) Corporation

mCloud Technologies (Canada) Holdings Inc.

Field Diagnostic Services, Inc.

1)	FACILITIES (referred to as a “Facility”)

a)	FACILITY #1 - OPERATING LOAN FACILITY (REVOLVER) – $5,000,000.00 or the Equivalent Amount in U.S. dollars

- Borrower may, at any time and from time to time request from Lender an increase in the maximum principal amount of Facility #1 by up to an aggregate of $5,000,000.00. Lender’s consent to any such increase in the maximum principal amount of Facility #1 as aforesaid shall be subject to the following (for such increase):

- Borrower is then in compliance with all terms and conditions of the Commitment Letter and shall have delivered to Lender a certificate of an officer of the Borrower confirming the same;

- increase requests shall be in a minimum amount of, and increments of, $1,250,000.00;

- the maximum amount of Facility #1 following any such increase shall not exceed $10,000,000.00; and

- Lender shall have the sole discretion to elect or decline to provide all or a portion of Borrower’s requested increase in the amount of Facility #1.

i)	AMOUNT AND TYPE

Facility #1 is available by way of:

-	Prime-based loans in Canadian dollars

-	Prime-based loans in US dollars

-	Letters of Credit (to an aggregate maximum of $2,500,000.00) in Canadian or U.S. dollars

-	Corporate Mastercard (to a maximum of $750,000) in Canadian dollars

Facility #1 is to be used to pay out in full all indebtedness and liability owing by Borrower to HSBC, and thereafter, for the general corporate purposes of Borrower.

Notwithstanding the authorized amount of Facility #1 (and except as otherwise provided in section 1(a)(iii) hereof), advances will be limited to the amount (the “Margin Limit”) equal to the lesser of:

-	the maximum principal amount of Facility #1; and

-	the aggregate of (a) 75% of Eligible A/R; (b) 85% of Investment Grade A/R, less (c) Priority Payables and Lienable Payables.

Subject to ongoing evaluation of counterparty risk and credit ratings Lender will A/R from those parties listed on Schedule C attached hereto as Investment Grade A/R

mCloud Technologies Services Inc.	October 22, 2021

ii)	INTEREST RATES AND PREPAYMENT

(1)	FLOATING RATE PRICING BASED ON GRID

Pricing applicable to Facility #1 is as follows:

-	Prime-based loans: Interest is payable in Canadian dollars at Prime plus the Applicable Facility #1 Margin per annum

-	U.S. Prime-based loans: Interest is payable in U.S. dollars at U.S. Prime plus the Applicable Facility #1 Margin per annum

-	Letters of Credit: Fee is payable in the currency in which it is issued at the Applicable Facility #1 Margin per annum

-	Corporate Mastercard: Fees are detailed in the Corporate Mastercard documentation

Non-refundable facility fee calculated at a rate equal to the Applicable Facility #1 Margin is payable monthly in Canadian dollars on the last day of each month, calculated daily on the unused portion of the authorized amount of Facility #1.

The Applicable Facility #1 Margin shall be equal to the percentage rate per annum set out in the following table opposite the applicable Funded Debt to EBITDA ratio for Borrower at the time of determination:

Level	Funded Debt to EBITDA Ratio	Canadian Prime Rate Loans and U.S. Base Rate Loan	Facility Fee
1	<1.00 to 1	1.00%	0.40%
2	>1.00 to 1 but < 2.00 to 1	1.50%	0.50%
3	>2.00 to 1	2.00%	0.60%

The effective date of any change to the Applicable Facility #1 Margin shall be the first day of the month immediately following the last day of the period for which Borrower is required to deliver financial statements under this Agreement. If financial statements are not delivered as required by this Agreement, the Applicable Facility #1 Margin shall immediately be the highest rate applicable, until such time as such financial statements are delivered and the ratio is re-determined. If the Applicable Facility #1 Margin changes during the term of any Guaranteed Note, the acceptance fee paid shall be adjusted to reflect the Applicable Facility #1 Margin for the remaining term, and the parties shall forthwith make whatever payments are necessary to reflect such adjustment.

Facility #1 may be prepaid in whole or in part at any time (subject to the notice periods provided in this Agreement) without penalty.

iii)	REPAYMENT

(1)	DEMAND FACILITY

Facility #1 is payable in full on demand by Lender, and Lender may terminate the availability thereof (including any undrawn portion) at any time without notice.

mCloud Technologies Services Inc.	October 22, 2021

Facility #1 may revolve in multiples of $0.01, and Borrower may borrow, repay, reborrow and convert between types of Borrowings, up to the amount and subject to the notice periods provided in this Agreement.

Notwithstanding the foregoing, until demand, Borrower shall make interest only payments on the last day of each month commencing on the last day of the first month following the first draw under Facility #1, with the balance of all amounts owing under Facility #1 being due and payable on demand.

b)	OTHER FACILITIES – CORPORATE MASTERCARD

Corporate Mastercard facilities are available to a maximum of $750,000.00 (inclusive of the Facility #1 limit). Corporate Mastercard fees are detailed in the Corporate Mastercard documentation.

2)	FEES

(a)	Non-refundable amendment fee of $15,000.00 is payable on acceptance of this offer whether or not any Borrowing is extended.

(b)	A monthly fee is payable for margining as provided for in the Facility #1 Pricing Grid.

I	Established credit facilities may be subject to a fee where Lender in its sole discretion permits excess Borrowings, if any.

(d)

For reports or statements not received within the stipulated periods (and without limiting Lender’s rights by virtue of such default), Borrower will be subject to a fee of $250 per month for each late reporting occurrence.

Lender is hereby authorized to debit Borrower’s current account for any unpaid portion of any fees due under this Agreement.

3)	SECURITY DOCUMENTS

All security documents (whether held or later delivered) (collectively, the “Security Documents”) shall secure all Facilities and all other obligations of Borrower to Lender (whether present or future, direct or indirect, contingent or matured).

The Security Documents required at this time, and which Borrower and the Guarantors shall execute and deliver to Lender, are as follows:

(a)	General Security Agreement from Borrower granting a security interest in all present and after acquired personal property;

(b)

Continuing Unlimited Guarantee from each of mCloud Technologies Corp., mCloud Technologies (USA) Inc., Ngrain (Canada) Corporation, mCloud Technologies (Canada) Holdings Inc. and Field Diagnostic Services, Inc. all supported by the following:

-	a general security agreement from each Guarantor granting a security interest in all present and after acquired personal property;

(c)

Intercreditor Agreement with Fiera Private Debt Fund VI LP, by its sole General Partner, Fiera Private Debt Fund GP Inc. providing Lender with a first-ranking security interest over all Accounts Receivable of the Loan Parties, and a second-ranking security interest over all other present and after acquired personal property;

mCloud Technologies Services Inc.	October 22, 2021

(d)	Deposit Control Agreement with HSBC.

The Security Documents are to be registered in the following jurisdictions: Alberta, British Columbia and all U.S. Jurisdictions where the Loan Parties carry on business.

4)	CONDITIONS PRECEDENT

It is a condition precedent to each advance under this Agreement that all representations and warranties in this Agreement must be true and correct in all material respects as if made on such date, and there must be no default under any Loan Document.

In addition, no Facilities will be available until the following conditions precedent have been satisfied, unless waived by Lender:

(a)

Lender has received all Security Documents and all registrations and filings have been completed in Alberta, and all other jurisdictions as necessary, in all cases in form and substance satisfactory to Lender;

(b)

The Loan Parties have provided to Lender all duly enacted corporate resolutions authorizing the execution, delivery and performance of the Loan Documents; an officer’s certified copy of its governing documents, and a certificate of incumbency;

(c)

Lender has received evidence of the receipt by each Loan Party of all necessary consents and approvals required from any governmental authority or any other Person for the entry into, execution and delivery of the Loan Documents and the performance of its obligations under the Loan Documents;

(d)	Lender has received a satisfactory legal opinion from counsel to the Loan Parties addressing:

i)	the due authorization, execution, delivery and enforceability of the Loan Documents;

ii)

if applicable and if required by Lender, the continued validity and enforceability of all guarantees, security and other documents previously executed and delivered by each Loan Party to Lender and confirming that all such documents continue to be in compliance with all financial assistance laws and fraudulent conveyance laws of its jurisdiction of incorporation;

iii)	any other matters that may be reasonably requested by Lender;

(e)

Lender has not received written notice of any execution, lien, trust, charge or encumbrance affecting the assets charged by the security created by the Security Documents (other than Permitted Encumbrances);

(f)

Lender has received a satisfactory certificate of insurance issued by Borrower’s insurance broker in respect of all policies required to be maintained by Borrower (or to be maintained upon the acquisition of the applicable assets) which are to name Lender as first loss payee under all property damage policies and additional insured, as its interest may appear, in respect of all liability policies;

(g)

Loan Parties have provided Lender with a list of all existing Material Contracts, as well as certified copies of all Material Contracts it may request from that list. Lender will be satisfied that all Material Contracts are in full force and effect and that no Loan Party is in default under any of them;

(h)	All security interests charging any asset of a Loan Party have been discharged, other than security interests in favour of Lender and Permitted Encumbrances;

mCloud Technologies Services Inc.	October 22, 2021

(i)	Lender has received from Borrower, on behalf of the Loan Parties:

i)	an executed Borrowing Base Certificate, as required, demonstrating an acceptable Borrowing Base on the date of the initial borrowing to support all Borrowings requested on that date; and

ii)

an executed Compliance Certificate confirming that the Loan Parties are in compliance with all the terms and conditions of this Agreement prior to initial drawdown and that all representations and warranties continue to be true and correct in every material respect prior to initial drawdown;

(j)

Borrower has executed and delivered all of Lender’s standard form account opening documentation required to establish current accounts and all documentation necessary to comply with applicable AML Laws, “know your client” and domestic and foreign tax laws including applicable Foreign Account Tax Compliance Act documentation;

(k)	Lender has received payment of all fees due in respect of this Agreement;

(l)	Lender is satisfied as to:

i)	the value of each Loan Party’s assets and financial condition;

ii)	each Loan Party’s ability to carry on business and repay any amount owed to Lender from time to time; and

iii)	each Loan Party’s organizational and capital structure including Subsidiaries, affiliates and ownership, whether direct or indirect;

(m)	Lender has received the authorizations and supporting documents set out in Section 11 of this Agreement;

(n)	Lender has received any other documents as Lender has reasonably requested; and

(o)	Borrower shall provide evidence of a plan to refinance all convertible debentures maturing May 31, 2022, in a form satisfactory to the Lender.

The above conditions are inserted for the sole benefit of Lender, and may be waived by Lender in whole or in part (with or without terms or conditions) in respect of any particular Borrowing, provided that any waiver shall not be binding unless given in writing and shall not derogate from the right of Lender to insist on the satisfaction of such waived condition in future.

5)	POSITIVE COVENANTS

Each Loan Party covenants with Lender that, it will do and perform the following covenants (to the extent applicable to it). If any such covenant is to be done or performed by a Guarantor, Borrower also covenants with Lender to cause Guarantor to do or perform such covenant.

(a)	Borrower will pay to Lender when due all amounts (whether principal, interest or other sums) owing by it to Lender from time to time;

(b)

Borrower will ensure that at least 95% of its consolidated assets of mCloud Technologies Corp. and all of its subsidiaries are held by those Loan Parties which have provided security in favour of Lender;

mCloud Technologies Services Inc.	October 22, 2021

(c)	Borrower will use the proceeds of the Facilities only for the purposes as set out in this Agreement or as otherwise approved by Lender;

(d)

Each Loan Party will maintain its valid existence as a corporation or partnership, as the case may be, and in all material respects, will maintain all licenses and authorizations required from regulatory or governmental authorities or agencies to permit it to carry on its business, including, without limitation, any licenses, certificates, permits and consents for the protection of the environment;

(e)	Each Loan Party will maintain its books of account and records relative to the operation of its business and financial condition in accordance with GAAP;

(f)

Each Loan Party will maintain and defend title to all of its property and assets, will maintain, repair and keep in good working order and condition all of its property and assets and will continuously carry on and conduct its business in a proper, efficient and businesslike manner;

(g)

Each Loan Party will maintain types and amounts of insurance satisfactory to Lender with Lender shown as first loss payee on any property insurance covering any assets on which Lender has security and additional insured, as its interest may appear, on all liability insurance, and promptly advise Lender in writing of any significant loss or damage to its property, and each Loan Party will provide evidence of insurance to Lender:

i)	in situations where Lender has taken a fixed charge on an asset or property whether on real property or personal property; and

ii)	in all other situations, on request.

Lender reserves the right to conduct an independent review of any Loan Party’s insurance coverage, at the reasonable expense of Borrower;

(h)

Each Loan Party will permit Lender, by its officers or authorized representatives at any reasonable time and on reasonable prior notice, to enter its premises and to inspect its plant, machinery, equipment and other real and personal property and their operation, and to examine and copy all of its relevant books of accounts and records;

(i)

Each Loan Party will, in all material respects, remit all sums when due to tax and other governmental authorities (including, without limitation, any sums in respect of employees and GST), and upon request, will provide Lender with such information and documentation in respect thereof as Lender may reasonably require from time to time;

(j)	Each Loan Party will comply in all material respects with all Applicable Laws, including without limitation, environmental laws;

(k)	Borrower will promptly advise Lender in writing, giving reasonable details, of:

i)

the discovery of any contaminant or any spill, discharge or release of a contaminant into the environment from or upon any property of a Loan Party which would reasonably be expected to have a material impact on its business;

ii)	any event which constitutes, or which with notice, lapse of time or both, would constitute a breach of any provision hereof;

iii)	each event which has or is reasonably expected to have a material impact on the business of a Loan Party;

mCloud Technologies Services Inc.	October 22, 2021

iv)	any Material Adverse Change regarding any Loan Party, or of any material loss, destruction or damage to its properties and assets; and

v)	the opening or establishment of an account, or decision to make use of an existing account, with another financial institution through which Borrower intends to conduct its primary banking operations;

(l)	Each Loan Party shall deliver forthwith to Lender any financial statements and other information as required in this Agreement;

(m)

Each Loan Party will fully pay its respective monetary obligations when due and perform its respective obligations under all leases and agreements relating to each leased location of any material asset charged by the Security Documents;

(n)

Each Loan Party will maintain in effect policies and procedures designed to promote compliance by such Loan Party, its Subsidiaries, and their respective directors, officers, employees and agents with all applicable Sanctions, AML Laws and Anti-Corruption Laws; and

(o)

Each Loan Party will maintain and protect all Intellectual Property, whether registered or not or the subject of a pending application for registration, all that are now or in the future owned or licensed by the Loan Parties.

6)	NEGATIVE COVENANTS

Each Loan Party covenants with Lender that it will not do any of the following without the prior written consent of Lender. If a Guarantor is not to do an act, Borrower also covenants with Lender not to permit Guarantor to do such act.

(a)	A Loan Party will not create or permit to exist any mortgage, charge, lien, encumbrance or other security interest on any of its present or future assets, other than Permitted Encumbrances;

(b)	A Loan Party will not create, incur, assume or allow to exist any Indebtedness other than:

i)	trade payables incurred in the ordinary course of business;

ii)	any Indebtedness owing to another Loan Party (but only if that Loan Party has provided the Security Documents required by Lender);

iii)	any Indebtedness secured by a Permitted Encumbrance;

iv)	any unsecured advances from affiliates/shareholders which are postponed in all respects to the Facilities;

v)	financial assistance to mCloud Technologies Corp. and its material subsidiaries; and

vi)	any Indebtedness owing to Lender;

(c)	A Loan Party will not sell, assign, transfer, convey, lease (as lessor), contribute or otherwise dispose of, or grant options, warrants or other rights with respect to any assets except:

i)	inventory sold, leased or disposed of in the ordinary course of business;

ii)	obsolete equipment which is being replaced with equipment of an equivalent value;

mCloud Technologies Services Inc.	October 22, 2021

iii)	assets sold, leased or disposed of to another Loan Party (but only if that Loan Party has provided the Security Documents required by Lender); and

iv)	assets sold, leased or disposed of during a fiscal year having an aggregate fair market value not in excess of $100,000.00 for such fiscal year.

(d)	A Loan Party will not provide financial assistance (by means of a loan, guarantee or otherwise) to any Person other than as permitted under clause (b) above;

(e)

A Loan Party will not pay any amount to or for the benefit of shareholders or Persons associated with shareholders (within the meaning of the Business Corporations Act (Alberta)), whether by way of salaries, bonuses, dividends, management fees, repayment of loans or otherwise:

i)	following the occurrence of and during the continuance of any event which constitutes a breach of any provision hereof; or

ii)	if making such payment would reasonably be expected to result in a breach of any provision hereof;

(f)	A Loan Party will not redeem, purchase or otherwise acquire, retire or pay out any of its present or future share capital other than to another Loan Party;

(g)

A Loan Party will not amalgamate, consolidate, or merge with any Person other than a Loan Party and then only if no default is then in existence under this Agreement or would thereafter be in existence;

(h)	A Loan Party will not consent to or facilitate a Change of Control other than as consented to in writing by Lender;

(i)	A Loan Party will not acquire any assets in, or move or allow any of its assets to be moved to, a jurisdiction where Lender has not registered or perfected the Security Documents;

(j)	A Loan Party will not change the present nature of its business in any material respect;

(k)

A Loan Party will not enter into any Swap outside the ordinary course of its business or for speculative purposes (determined, where relevant, by reference to GAAP); provided that, without limiting the generality of the foregoing, the following shall be deemed to be Swaps entered into outside of the ordinary course of business or entered into for speculative purposes:

i)

any Interest Swap if the Equivalent Amount in Canadian Dollars of the notional amount of indebtedness under such Interest Swap together with the Equivalent Amount in Canadian Dollars of the notional amount of all other Interest Swaps then in effect in respect of the Loan Parties exceeds the underlying exposure to the risk hedged or sought to be hedged by such Interest Swap at the time such Interest Swap is entered into;

ii)

any Commodity Swap if the term of such Commodity Swap exceeds three years or if the aggregate amount of the commodity subject to such Commodity Swap, together with all other Commodity Swaps then in place, would exceed in the aggregate on a rolling basis for the next following three years, 70% in the first year, 60% in the second year and 50% in the third year, in each case, of the Loan Parties’ combined average daily production of such commodity (net of royalties) during the immediately preceding fiscal quarter of the Borrower, as determined at the time any such Commodity Swap is entered into and as adjusted for acquisitions, divestitures and extraordinary events during such fiscal quarter in a manner satisfactory to the Agent, acting reasonably;

mCloud Technologies Services Inc.	October 22, 2021

iii)

any Currency Swap if the aggregate amount hedged under all Currency Swaps at the time any such Currency Swap is entered into exceeds the Loan Parties’ U.S. Dollar underlying exposure, whether direct or indirect, to the risk hedged or sought to be hedged by such Currency Swap at the time such Currency Swap is entered into;

iv)	any Interest Swap or Currency Swap having a term from its inception to maturity exceeding three years; and

v)	any Swap in respect of which a security interest or lien is granted, except for Permitted Encumbrances;

and to the extent the Borrowing Base includes any value for any Swap, such Swap shall not be terminated by the applicable Loan Party without the prior written consent of the Lender except at its maturity and in accordance with its terms;

(l)

A Loan Party will not, in any material respects, allow any pollutant (including any pollutant now on, under or about such land) to be placed, handled, stored, disposed of or released on, under or about any of its lands unless done in the normal course of its business and then only as long as it complies with all Applicable Laws including without limitation, environmental laws, in placing, handling, storing, transporting, disposing of or otherwise dealing with such pollutant;

(m)

Borrower will not utilize Borrowings to finance an unsolicited acquisition of more than 10% of the aggregate outstanding securities of any entity that is publicly traded, or the facilitation, assistance or participation in an acquisition of such securities, where the board of directors or like body of such entity, or the holders of all of the securities of such entity, have not approved, accepted or recommended to its securityholders acceptance of such acquisition;

(n)

Except to another Loan Party, a Loan Party will not make any payments of principal, interest, fees or costs on account of any Subordinated Debt prior to the permanent repayment in full of the Borrowings;

(o)	A Loan Party will not enter into any transactions with its Subsidiaries or affiliates for goods or services unless entered into on commercially reasonable terms;

(p)	A Loan Party will not, directly or indirectly:

i)

acquire or form any Subsidiary or become a partner in any partnership or a participant in any joint venture without ensuring that such Subsidiary, partnership or joint venture concurrently provides an unlimited and unconditional guarantee of the Facilities and security charging all of its present and after-acquired assets, together with a satisfactory opinion of its counsel as to the enforceability of that guarantee and security; or

ii)	make any equity investment in, or purchase or otherwise acquire or hold any equity securities of, any other Person other than another Loan Party;

(q)	No part of the proceeds of the Facilities will be used, directly or indirectly:

i)	in any manner that would result in a violation of any Sanction; or

ii)	in violation of any applicable AML Laws or Anti-Corruption Laws;

(r)

A Loan Party will not use the proceeds (or permit any other Subsidiary to use the proceeds) of any Borrowing to accumulate or maintain cash or cash equivalents in one or more depository or investment accounts maintained by the Loan Party or any Subsidiary, save and except for cash or

mCloud Technologies Services Inc.	October 22, 2021

cash equivalents accumulated or maintained therein for a specified business purpose (other than simply accumulating a cash reserve), and, for certainty, the Lender may refuse to make any requested advance which the Lender, acting reasonably, determine would result in a contravention of this Section 6I;

(s)	A Loan Party will not acquire or at any time directly or indirectly own, lease, operate or otherwise conduct any business relating to Cryptocurrency Assets;

(t)

Borrower will not make or incur any capital expenditure(s), which together with any other capital expenditures made by the Loan Parties, exceed in aggregate $1,000,000.00 in any fiscal year of the Borrower, without prior consent of the Lender; and

(u)	Borrower will not operate any deposit account held outside of the Lender, save and except those international deposit accounts held with HSBC.

7)	REPORTING COVENANTS

Borrower will provide to Lender:

(a)	within 120 days after the end of each of its fiscal years:

i)

consolidated financial statements of mCloud Technologies Corp and all of its subsidiaries (the “mCloud Group”) on an audited basis and on a consolidated basis prepared by a firm of qualified accountants, and to include management and discussion and analysis;

ii)	a Compliance Certificate in the form attached hereto as Schedule “A”; and

iii)	Annual forecast covering two fiscal years detailed on a quarterly basis, to include a consolidated balance sheet, income statement, and statement of cash flow for the mCloud Group;

(b)	within 60 days following the end of each of its first 3 fiscal quarters in any fiscal year:

i)	internally produced financial statements of mCloud Group on a consolidated basis, to include management discussion and analysis for that quarter, and

ii)	a Compliance Certificate of Borrower in the form attached hereto as Schedule “A”;

iii)	a certified calculation of the Funded Debt to EBITDA ratio, in the form described in the Appendix, effective as of the end of the most recently completed fiscal quarter;

(c)	within 30 days following the end of each of its first 11 fiscal months of any fiscal year:

i)	a Borrowing Base Certificate in the form attached hereto as Schedule “B”;

(d)	All reporting provided to Fiera Private Debt Fund GP Inc. to be provided to the Lender including all covenant calculations; and

(e)	on request, any further information regarding its assets, operations and financial condition that Lender may from time to time reasonably require.

8)	FINANCIAL COVENANTS

Borrower will not at any time, without the prior written consent of Lender, breach the following restrictions:

mCloud Technologies Services Inc.	October 22, 2021

(a)	permit the Monthly Cash Burn (calculated on a trailing fiscal quarter basis) to exceed 6.00:1.00;

9)	REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to Lender that (to the extent applicable to it):

(a)	If a Loan Party is a corporation, it is a corporation duly incorporated, validly existing and duly registered or qualified to carry on business in the Province of Alberta;

(b)	If a Loan Party is a partnership, it is a partnership duly created, validly existing and duly registered or qualified to carry on business in the Province of Alberta;

(c)

Each Loan Party has all necessary power and authority to enter into, deliver and perform its obligations under each of the Loan Documents to which it is a party, to own its properties and assets and to carry on its business as now conducted;

(d)

The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party have been duly authorized by all necessary actions and do not violate or conflict with its governing documents or any Applicable Laws or agreements to which it is subject or by which it is bound;

(e)	No event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, a breach of any provision of any Loan Document;

(f)

The most recent financial statements of Borrower and, if applicable, any Guarantor or the mCloud Group provided to Lender fairly present its financial position as of the date thereof and its results of operations and cash flows for the fiscal period covered thereby, and since the date of such financial statements, there has occurred no Material Adverse Change;

(g)	Each Loan Party has good and marketable title to all of its properties and assets, free and clear of any encumbrances, other than Permitted Encumbrances;

(h)

Each Loan Party is in compliance in all material respects with all Applicable Laws including, without limitation, all environmental laws, and there is no existing material impairment to its properties or assets as a result of any environmental damage, except to the extent disclosed in writing to, and acknowledged by, Lender;

(i)

Each Loan Party has, in all material respects, filed all tax returns which are required to be filed, paid or made provision for payment (in accordance with GAAP) of all taxes due and payable, and provided adequate reserves (in accordance with GAAP) for the payment of any tax which is being contested;

(j)

All factual information furnished by or on behalf of any Loan Party in writing for purposes of or in connection with this Agreement or any transaction contemplated by this Agreement is true and accurate in every material respect as of the date delivered or specified in connection with that information, and that information is not incomplete by the omission of any material fact necessary to make it not misleading;

(k)

There are no actions, suits, proceedings, inquiries or investigations existing or, to the knowledge of any Loan Party, pending or threatened, affecting any Loan Party in any court or before or by any federal, provincial, state or municipal or other governmental department, commission, board, tribunal, bureau or agency, Canadian or foreign, which would reasonably be expected to have a material impact on its business;

mCloud Technologies Services Inc.	October 22, 2021

(l)	As at the date hereof, Borrower has no subsidiaries;

(m)

Each Loan Party, each Subsidiary of any Loan Party, and each director, officer, employee and agent thereof is in compliance, in all material respects, with all applicable Sanctions, Anti-Corruption Laws and AML Laws; and

(n)

No Loan Party, nor any Subsidiary of any Loan Party nor any director, officer, employee or agent thereof is (i) the subject of any Sanction, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of any Sanction.

Unless expressly stated to be made as of a specific date, the representations and warranties contained in this Agreement will survive the execution and delivery of the Loan Documents and shall be deemed to be repeated as of the date of each Borrowing and as of the date of delivery of each compliance certificate, subject to modifications made by Borrower to Lender in writing and accepted by Lender. Lender shall be deemed to have relied upon such representations and warranties at each such time as a condition of making a Borrowing hereunder or continuing to extend the Facilities hereunder until all Facilities have been permanently repaid in full, regardless of any investigation or examination made by Lender or its counsel.

10)	NEXT REVIEW DATE:

All demand Facilities are subject to review by Lender at any time in its sole discretion and at least annually without limiting Lender’s right to make demand at any time. The next annual review date has been set for January 31, 2022 but may be set at an earlier or later date at the sole discretion of Lender.

11)	AUTHORIZATIONS AND SUPPORTING DOCUMENTS

Borrower has delivered or will deliver the following authorizations and supporting documents to Lender:

(a)	Corporate Borrower:

i)	Incorporation documents including Certificate of Incorporation, Articles of Incorporation (including any amendments) and last Notice of Directors;

ii)	Banking resolution in form provided by Lender or otherwise acceptable to Lender;

iii)	Certificate of signing authority;

iv)	Corporate Mastercard documentation;

(b)	Corporate Guarantors:

i)	Incorporation documents including Certificate of Incorporation, Articles of Incorporation (including any amendments) and last Notice of Directors;

ii)	Certificate of signing authority;

iii)	Corporate guarantee resolution;

(c)	General:

i)	Documents related to AML Laws, government sanction and “know your client” laws;

ii)	Opinion from counsel to Borrower and any Guarantors; and

mCloud Technologies Services Inc.	October 22, 2021

iii)	Opinion from counsel to Lender.

12)	DRAWDOWNS, PAYMENTS AND EVIDENCE OF INDEBTEDNESS

(a)	Interest on Prime-based loans and U.S. Prime-based loans is calculated on the daily outstanding principal balance, and is payable on the last day of each month.

(b)

If Letters of Credit are available under the Agreement, the term of each Letter of Credit shall not exceed one (1) year, although automatic extensions thereof (unless notified by Lender) are permitted. On any demand being made by a beneficiary for payment under a Letter of Credit, the amount so paid shall be automatically deemed to be outstanding as a Prime-based loan (if denominated in Canadian dollars) or U.S. Prime-based loan (if denominated in U.S. dollars) under the relevant Facility.

(c)	Borrower may cancel the availability of any unused portion of a Facility on five Business Days’ notice. Any such cancellation is irrevocable.

(d)

The annual rates of interest or fees to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

(e)

If the amount of Borrowings outstanding under any Facility, when converted to the Equivalent Amount in Canadian dollars, exceeds the amount available under such Facility, Borrower shall, unless Lender otherwise agrees in its sole discretion, immediately repay such excess to Lender.

(f)

If any amount due under this Agreement is not paid when due, Borrower shall pay interest on such unpaid amount (including without limitation, interest on interest) if and to the fullest extent permitted by Applicable Law, at a rate per annum 5% greater than the interest rate otherwise payable for such amount under this Agreement.

(g)

The branch of Lender (the “Branch of Account”) where Borrower maintains an account and through which the Borrowings will be made available is located at Calgary Stephen Avenue Centre, 102-8th Avenue SW, Calgary, Alberta T2P 1B3. Funds under the Facilities will be advanced into and repaid from account no. BP2792736 (if in Canadian currency) and account no. ● (if in U.S. currency) at the Branch of Account, or such other branch or account as Borrower and Lender may agree upon from time to time.

(h)

Lender shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to Borrower by Lender under this Agreement. Lender shall record the principal amount of each Borrowing and the payment of principal, interest and fees and all other amounts becoming due to Lender under this Agreement. Lender’s accounts and records (and any confirmations issued under this Agreement) constitute, in the absence of manifest error, conclusive evidence of the indebtedness of Borrower to Lender pursuant to this Agreement.

(i)

Borrower authorizes and directs Lender to automatically debit, by mechanical, electronic or manual means, any bank account of Borrower for all amounts payable by Borrower to Lender pursuant to this Agreement. Any amount due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day, and interest shall accrue accordingly.

(j)

If a Financial Market Disruption has occurred, Lender shall have the option exercisable by written notice to Borrower to refuse any additional funding of any Facility, or to postpone the additional funding of any Facility until, in the reasonable opinion of Lender, the Financial Market Disruption has ceased.

mCloud Technologies Services Inc.	October 22, 2021

(k)

Lender shall have the right to set-off and apply any funds of the Loan Parties (or any of them) deposited with or held by Lender from time to time, and any other indebtedness owing to the Loan Parties by Lender, against any of the amounts outstanding under this Agreement from time to time.

(l)

If a Letter of Credit is outstanding at any time that the obligations under the Facilities become immediately due and payable pursuant to the terms of the Agreement, Borrower will forthwith pay to Lender cash collateral in an amount equal to the face amount of that Guaranteed Note and the maximum undrawn amount of that Letter of Credit. The proceeds of that payment will be held by Lender for set-off against the liability of Borrower to Lender in respect of that Letter of Credit. Lender will credit Borrower with interest on these proceeds at the prevailing rate for comparative term deposits on the date that any such Letter of Credit is returned for cancellation by the beneficiary or has expired (as applicable).

(m)

If revolvement of loans is permitted in this Agreement, principal advances and repayments on Prime-based loans and U.S. Prime-based loans are to be in the minimum sum of Cdn. Or U.S. $ 0.01 or multiples of it.

13)	MISCELLANEOUS

(a)

The Loan Parties acknowledge that the terms of this Agreement are confidential and agree not to disclose the terms hereof or provide a copy hereof to any Person without the prior written consent of Lender, unless and to the extent required by Applicable Law.

(b)

All reasonable legal and other costs and expenses incurred by Lender in respect of the Facilities, the Security Documents and other related matters will be paid or reimbursed by Borrower on demand by Lender, whether or not any Borrowings are made.

(c)

All Security Documents will be prepared by or under the supervision of Lender’s solicitors, unless Lender otherwise permits. Acceptance of this offer will authorize Lender to instruct Lender’s solicitors to prepare all necessary Security Documents and proceed with related matters.

(d)

Lender, without restriction, may waive in writing the satisfaction, observance or performance of any of the provisions of this Agreement. The obligations of a Guarantor (if any) will not be diminished, discharged or otherwise affected by or as a result of any such waiver, except to the extent that such waiver relates to an obligation of such Guarantor. Any waiver by Lender of the strict performance of any provision hereof will not be deemed to be a waiver of any subsequent default, and any partial exercise of any right or remedy by Lender shall not be deemed to affect any other right or remedy to which Lender may be entitled. No delay on the part of Lender in exercising any right or privilege will operate as a waiver of that right or privilege, and no delay or waiver of any failure or default will operate as a waiver of any subsequent failure or default unless made in writing and signed by an authorized officer of Lender.

(e)	Borrower shall reimburse Lender for any additional cost or reduction in income or capital arising as a result of:

i)	the imposition of, or increase in, taxes on payments due to Lender under this Agreement (other than taxes on the overall net income of Lender);

ii)	the imposition of, or increase in, any reserve or other similar requirement; or

iii)	the imposition of, or change in, any other condition affecting the Facilities imposed by any Applicable Law or the interpretation thereof;

mCloud Technologies Services Inc.	October 22, 2021

all provided Lender is or will be generally claiming similar compensation from its other borrowers in similar circumstances and no more than 180 days have passed since the date of such imposition, increase or change.

(f)

Words importing the singular will include the plural and vice versa, and words importing gender will include the masculine, feminine and neuter, in each case all as the context and the nature of the parties requires.

(g)

Where more than one Person is liable as Borrower (or as a Guarantor) for any obligation under this Agreement, then the liability of each such Person for such obligation is joint and several with each other such Person.

(h)

If any portion of this Agreement is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement will not be affected and will be valid and enforceable to the fullest extent permitted by law and any such invalidity or unenforceability will not invalidate or render unenforceable that provision in any other jurisdiction. To the extent that any provision of any of the Security Documents conflict or are inconsistent with any of the provisions of this Agreement, this Agreement shall govern and prevail to resolve any such conflict or inconsistency in any and all circumstances, such that the provisions of this Agreement shall be paramount to and supersede the conflicting or inconsistent provision of the Security Documents.

(i)

Where the interest rate of a credit is based on Prime, on U.S. Prime or on Libor, the applicable rate on any day will depend on the Prime, U.S. Prime or Libor rate in effect on that day, as applicable. The statement by Lender as to Prime, U.S. Prime or Libor and as to the rate of interest applicable to a credit on any day will be binding and conclusive for all purposes.

(j)

All interest rates specified are nominal annual rates. The effective annual rate in any case will vary with payment frequency. All interest payable under this Agreement bears interest after as well as before maturity, default and judgment with interest on overdue interest at the applicable rate payable hereunder. To the extent permitted by law, Borrower waives the provisions of the Judgment Interest Act (Alberta). Borrower confirms that it fully understands and is able to calculate the rate of interest applicable to each of the Facilities and all Borrowings based on the methodology for calculating per annum rates provided for in this Agreement and the other Loan Documents. Borrower hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to this Agreement or any other Loan Document, that the interest payable under this Agreement or any other Loan Document and the calculation thereof has not been adequately disclosed to Borrower as required pursuant to Section 4 of the Interest Act (Canada).

(k)

All notices and other communications (each referred to as the “Notice”) permitted or required to be given to any of the parties hereto will be in writing and may be delivered personally, by registered prepaid mail (except during an actual or threatened postal disruption) or sent by facsimile or e-mail transmission to the addresses, e-mail address or facsimile numbers indicated on the cover letter of this Agreement or to such other address or facsimile number as will be designated by such party by notice in writing to the other parties.

The Notice will be deemed to have been delivered:

i)	in the case of personal delivery, when the Notice is delivered to the party receiving the Notice during business hours on a Business Day;

ii)	in the case of registered mail, on the second Business Day after the Notice was deposited in the mail; and

mCloud Technologies Services Inc.	October 22, 2021

iii)	in the case of facsimile or electronic transmission, on the day the Notice was sent provided such notice is sent before 4:00 p.m. on a Business Day.

(l)	Unless otherwise specified, references in this Agreement to “$” and “dollars” mean Canadian dollars.

(m)

If for the purpose of obtaining judgment in any court in any jurisdiction with respect to this Agreement, it is necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, rate of exchange means the rate at which Lender would, on the relevant date, be prepared to sell a similar amount of such currency against the Judgment Currency, in accordance with normal banking procedures. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgment is given and the date of payment of the amount due, Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such day is the amount in the Judgment Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this Agreement in such other currency. Any additional amount due from Borrower under this paragraph will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due in connection with this Agreement.

(n)

No Loan Party will assign any of its respective rights or obligations under this Agreement without the prior written consent of Lender. Lender will have the right to assign, sell or participate its rights and obligations in the Facilities to one or more Persons (“Participants”) without the consent of any Loan Party. For this purpose, Lender may disclose, on a confidential basis, to a potential Participant any information concerning the Loan Parties as Lender considers appropriate. Each Loan Party will execute any documentation and take any actions as Lender may reasonably request in connection with any assignment or participation. The provisions of this Agreement will be binding upon and enure to the benefit of each Loan Party and Lender and their successors and permitted assigns.

(o)

In addition to any other indemnity provided for in this Agreement, each Loan Party agrees to indemnify Lender and any receiver, receiver manager or similar Person appointed under Applicable Law, and their respective shareholders, affiliates, officers, directors, employees and agents, and “Indemnified Party” means any one of the foregoing, on demand against any loss, expense or liability which such Indemnified Party may sustain or incur as a consequence of the action or inaction of any Loan Party whatsoever, including, without limitation:

i)	any default in payment of the principal amount of any Borrowing or any part thereof or interest accrued thereon, as and when due and payable;

ii)

any failure to fulfill on or before any drawdown date the conditions precedent to any Borrowing as provided for in this Agreement, if as a result of that failure that Borrowing is not made on that date, including but not limited to any loss or expense sustained or incurred in liquidating or redeploying deposits or other funds contracted for or acquired or used to effect or maintain any part of that Borrowing ;

iii)	the occurrence of any applicable default;

iv)	any misrepresentation made by a Loan Party in this Agreement or in any instrument in writing delivered to Lender in connection with this Agreement;

v)	any failure to comply with any Applicable Laws, including, without limitation, any environmental law; or

mCloud Technologies Services Inc.	October 22, 2021

vi)	any default in the payment or performance of any covenant to pay or remit present or future taxes, or to make and remit withholdings or deductions with respect to any taxes or Priority Payables,

This indemnity will: (i) survive the repayment or cancellation of any of the Facilities or any termination of this Agreement; and (ii) not apply to any Indemnified Party to the extent directly caused by the gross negligence or wilful misconduct on the part of such Indemnified Party.

(p)	A Loan Party’s obligations under this section 14 continue even after all Facilities have been repaid and this Agreement has terminated.

(q)

Each accounting term used in this Agreement, unless otherwise defined in this Agreement, has the meaning assigned to it under GAAP consistently applied throughout the relevant period and relevant prior periods. If there occurs a change in generally accepted accounting principles (an “Accounting Change”), and such change would result in a material change in the calculation of any financial covenant, standard or term used in this Agreement, then at the request of Borrower or Lender, Borrower and Lender shall enter into negotiations to amend such provisions so as to reflect such Accounting Change with the result that the criteria for evaluating the financial condition of Borrower or any other party, as applicable, shall be the same after such Accounting Change, as if such Accounting Change had not occurred. If, however, within 30 days of the foregoing request by Borrower or Lender, Borrower and Lender have not reached agreement on such amendment, the method of calculation shall not be revised and all amounts to be determined shall be determined without giving effect to the Accounting Change. For the purposes of this Agreement, including for the purposes of any Financial Covenants pursuant to Section 8 hereof, any lease which would be accounted for under GAAP as in effect on December 31, 2018 (the “Change Date”) shall be, notwithstanding any subsequent change in GAAP, deemed to continue to be accounted for in the same manner as an operating lease was accounted for on the date hereof, notwithstanding and regardless of the implementation under GAAP of IFRS 16 (regardless of whether such lease is entered into or assumed before or after the Change Date), and, for certainty, any obligations incurred thereunder shall not constitute capital or financial lease transactions.

(r)

A Loan Party’s information, corporate or personal, may be subject to disclosure without its consent pursuant to provincial, federal, national or international laws as they apply to the product or service Borrower has with Lender or any third party acting on behalf of or contracting with Lender. The Loan Parties acknowledge that, pursuant to AML Laws, government sanction and “know your client” laws, Lender may be required to obtain, verify and record information regarding the Loan Parties, their respective subsidiaries, directors, authorized signing officers, direct or indirect shareholders or other Persons, in control of any Loan Party and the transactions contemplated thereby. The Loan Parties shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by Lender, or any prospective assignee or participant hereunder, in order to comply with applicable AML Laws, government sanction and “know your client” laws, whether now or hereafter in existence.

(s)	This Agreement will not merge upon the execution and delivery of any other Loan Documents, but will remain in full force and effect thereafter.

(t)	This Agreement supersedes and replaces all prior discussions, letters and agreements (if any) describing the terms and conditions of any Facility established by Lender in favour of Borrower.

(u)	Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

mCloud Technologies Services Inc.	October 22, 2021

i)

to its affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

ii)

to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including the Office of the uperintendent of Financial Institutions or similar body and any self-regulatory authority, such as the National Association of Insurance Commissioners);

iii)	to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process;

iv)	to any other party hereto;

v)

in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;

vi)

subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this agreement or payments hereunder;

vii)	to any financial institution, credit reporting agency, rating agency or credit bureau in connection with rating Borrower or its Subsidiaries or the Facilities;

viii)	with the consent of Borrower or relevant Loan Party; or

ix)

to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Lender or any of their respective affiliates on a non-confidential basis from a source other than Borrower or other Loan Party.

For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries or other Loan Parties relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower or any of its Subsidiaries or the other Loan Parties; provided that, in the case of information received from Borrower or any of its Subsidiaries or other Loan Parties after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(v)

Each Loan Party will from time to time promptly upon request by Lender do and execute all acts and documents as may be reasonably required by Lender to give effect to the Facilities and the Loan Documents, and to any assignment or participation made by Lender pursuant to this Agreement.

(w)

If, after the date hereof, the introduction of or any change in any Applicable Law or in its interpretation or application of any Applicable Law by any court or by any governmental authority charged with the administration of any Applicable Law, makes it unlawful or prohibited for Lender to make, to fund or to maintain its commitment or any portion thereof or to perform any of its obligations under this Agreement (any such unlawful or prohibited funding, maintenance or performance being an “Unlawful Obligation”), then Lender may, by thirty days written notice to

mCloud Technologies Services Inc.	October 22, 2021

Borrower (unless the provision of the Applicable Law requires earlier prepayment in which case the notice period will be that shorter period as required to comply with the Applicable Law), terminate its obligations under this Agreement or, at the option of Lender, terminate only those of its obligations under this Agreement that constitute Unlawful Obligations, and, in that event, Borrower will prepay Borrowings owing to Lender forthwith (or at the end of that period as Lender in its discretion agrees), without notice or penalty (other than breakage costs), together with all accrued but unpaid interest and fees as may be applicable to the date of payment, or Lender may, by written notice to Borrower, convert those Borrowings forthwith into another basis of Borrowing available under this Agreement if such other basis of Borrowing would not be an Unlawful Obligation.

(x)	Time shall be of the essence in all provisions of this Agreement.

(y)

This Agreement may be executed by one or more of the parties on any number of separate counterparts (whether in original ink, by facsimile or in another electronic format), and all those counterparts taken together will be deemed to constitute one and the same instrument. The delivery of a facsimile or other electronic copy of an executed counterparty to this Agreement shall be deemed to be valid execution and delivery of this Agreement, but the party delivering such facsimile or other electronic copy shall make reasonable efforts to deliver an original copy of this Agreement as soon as possible after delivery of such facsimile or other electronic copy.

(z)

This Agreement shall be governed by the laws of Alberta. Each of the Loan Parties and Lender irrevocably and unconditionally agree that any suit, action or other legal proceeding (collectively, a “Suit”) instituted by Lender and arising out of this Agreement shall be brought and adjudicated only in Alberta, and each Loan Party waives and agrees not to assert by way of motion, as a defence or otherwise at any such Suit, any claim that such Loan Party is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper.

14)	SCHEDULES

The following Schedules form part of this Agreement and are incorporated in this Agreement by reference:

Schedule “A” – Form of Compliance Certificate

Schedule “B” – Form of Borrowing Base Certificate

15)	DEFINITIONS

In this Agreement, including the Schedules and in all notices given pursuant to this Agreement, capitalized words and phrases shall have the meanings given to them in this Agreement in their proper context, and words and phrases not otherwise defined in this Agreement but defined below shall have the meanings given to them as set forth below.

“Accounts Receivable” means, whether now existing or hereafter arising, any accounts, accounts receivable, other receivables, choses in action, general intangibles, chattel paper, instruments, documents, notes and contract rights related to or evidencing the obligations or the receivables arising under any sales or services transactions provided by the Loan Parties to any person in the ordinary course of business and which amounts shall be periodically reported to the Lender in the Borrowing Base Certificate pursuant to Section 7.

“Agreement” means this agreement between Lender and Borrower, including any attached schedules, as the same may be amended, restated, renewed, extended or supplemented from time to time.

“AML Laws” means all laws, rules and regulations relating to money laundering or terrorist financing, including, without limitation, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Part II.1 of the Criminal Code (Canada), the Regulations Implementing the United Nations

mCloud Technologies Services Inc.	October 22, 2021

Resolutions on the Suppression of Terrorism (Canada) and the United Nations Al-Qaida and Taliban Regulations (Canada).

“Anti-Corruption Laws” means all laws, rules and regulations relating to bribery or corruption, including, without limitation, the Corruption of Foreign Public Officials Act (Canada).

“Applicable Law” means all applicable provisions of federal, provincial, state or local laws, statutes, rules, regulations, official directives and orders of any level of government or governmental authority, agency, board, bureau, department or commission (including any taxing authority) or instrumentality or office of any of the foregoing (including any court or tribunal).

“Applicable Rate” means, in respect of a Facility, the yield to a purchaser of a non-callable Government of Canada bond selected by Lender with a term to maturity approximately equal to the remaining period of the term for such Facility, had such Facility not been prepaid, calculated by Lender as at the close of business on the Business Day immediately prior to the date of prepayment, expressed as a rate per annum, calculated daily.

“Borrowing Base” means with respect to the Loan Parties, the aggregate of the following, without duplication, calculated monthly or as otherwise required hereunder:

(a)	75% of the value of all Eligible A/R at that time,

(b)	plus 85% of the value of all Investment Grade A/R at that time,

(c)	less the value of all Priority Payables and Lienable Payables at that time,

(d)	less the value of any outstanding Letters of Credit at that time, and

(e)	less the value of any outstanding Corporate MasterCard facilities at that time.

“Borrowing Base Certificate” means a certificate executed by a senior officer of Borrower in the form attached hereto as Schedule “B”.

“Borrowings” means all amounts outstanding under the Facilities, or if the context so requires, all amounts outstanding under one or more of the Facilities or under one or more borrowing options of one or more of the Facilities.

“Business Day” means a day, excluding Saturday and Sunday, on which banking institutions are open for business in the province of Alberta and, when used in connection with a Libor-based loan, means a day on which dealings in U.S. currency deposits may also be concluded by and between leading banks in the London inter-bank market.

“Canadian A/R” means any Accounts Receivable denominated in Canadian dollars due to any of the Loan Parties by any Person resident in Canada.

“Change of Control” means the occurrence of any of the following events without the written consent of Lender:

(a)

any Person or Persons acting jointly or in concert (within the meaning of the Securities Act (Alberta)), shall beneficially, directly or indirectly, hold or exercise control or direction over and/or have the right to hold or exercise control or direction over (whether such right is exercisable immediately or only after the passage of time) more than 20% of the issued and outstanding voting shares of Borrower;

mCloud Technologies Services Inc.	October 22, 2021

(b)

during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of a Loan Party cease, for any reason, to constitute at least a majority of the board of directors of such Loan Party unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period (the “Incumbent Directors”) and in particular, any new director who assumes office in connection with or as a result of any actual or threatened proxy or other election contest of the board of directors of such Loan Party shall never be considered an Incumbent Director;

(c)	a change in the composition of management of a Loan Party which in the opinion of Lender would constitute a Material Adverse Change; or

(d)	a Loan Party or Loan Parties cease to own, control and direct 100% of the shares of any Guarantor.

“Compliance Certificate” means a certificate executed by a senior officer of Borrower in the form attached hereto as Schedule “A”.

“Contra Accounts Payable” means any credit balance offsetting the debit balance of an Account Receivable from the same Person.

“Contractor Lien” means, in respect of any Loan Party, the following:

(a)

undetermined or inchoate liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; and

(b)

liens arising by operation of law such as builders’ liens, carriers’ liens, materialmens’ liens and other liens of a similar nature which relate to obligations not due or delinquent or the validity of which is being contested in good faith by appropriate proceedings.

“Cryptocurrency Assets” means any cryptocurrency, mining, datacentres and all related assets and facilities.

“Currency Swap” means a contract entered into between a Person and a counterparty on a case by case basis in connection with forward rate, currency swap or currency exchange and other similar currency related transactions, the purpose and effect of which is to mitigate or eliminate such Person’s exposure to fluctuations in exchange rates.

“Current Assets” means, as at the day of calculation, the amount of current assets of the mCloud Group as determined in accordance with GAAP on a consolidated basis, but in any event excluding any amounts arising as a result of the mark-to-market position of mCloud Group due to Swap contracts.

“Current Liabilities” means, as at the day of calculation, the amount of current liabilities of the mCloud Group as determined in accordance with GAAP on a consolidated basis, but in any event excluding any amounts arising as a result of the mark-to-market position of mCloud Group due to Swap contracts

“Current Ratio” means, as at the day of calculation, the ratio of (i) Current Assets to (ii) Current Liabilities.

“Debt Service Coverage” means, for any period, the ratio of (i) EBITDA, to (ii) Interest Expense and scheduled principal payments in respect of Funded Debt, all for such period.

“EBITDA” means, for any trailing twelve-month period, net income (excluding extraordinary items) from continuing operations plus, to the extent deducted in determining net income, Interest Expense and income taxes expensed during the period, and depreciation, depletion and amortization deducted for the period.

mCloud Technologies Services Inc.	October 22, 2021

“Eligible A/R” means with respect to the Loan Parties, the aggregate of the following, without duplication, and calculated monthly, or as otherwise required hereunder:

(a)	the value of all Accounts Receivable at that time,

(b)	less the value of all Ineligible A/R at that time,

(c)	less the value of all Investment Grade A/R at that time,

(d)	less the value of all Related Company A/R at that time,

(e)	less the value of all Contra Accounts Payable at that time,

(f)	less the value of all Holdback A/R at that time, and

(g)	less the value of all Insured A/R at that time.

“Environmental Order” means an order, directive or instruction issued by a governmental authority or a governmental body pursuant to or in respect of any environmental law.

“Equity” means, as at the day of calculation determined in accordance with GAAP on a consolidated basis, an amount equal to the amount of shareholders’ equity of Borrower, including share capital, retained earnings and postponed advances from affiliates/shareholders (if postponed on terms and in a manner acceptable to Lender) but excluding:

(a)	the redemption amount of any preferred shares of Borrower which are redeemable at the option of the holder (to the extent they are included in Long Term Debt or Funded Debt);

(b)	the amount of any convertible debentures issued (to the extent they are included in Long Term Debt or Funded Debt);

(c)	advances to affiliates/shareholders;

(d)	goodwill; and

(e)	intangible assets.

“Equivalent Amount” means, with respect to an amount of any currency, the amount of any other currency required to purchase that amount of the first mentioned currency through Lender in accordance with normal banking procedures.

“Financial Market Disruption” means the (i) occurrence, coming into effect or announcement of any event of provincial, national or international consequence, or of any law, regulation, enquiry, proceeding, or political or economic condition, which, in the opinion of Lender, acting reasonably, may or may reasonably be expected to materially and adversely affect the Alberta, Canadian, United States or global financial markets generally, or operates to prevent or restrict the trading in, or materially and adversely affects the pricing of, Government of Canada bonds (or such other instrument which Lender uses as a reference for determining the interest rates hereunder); or (ii) determination by Lender, acting in a commercially reasonable manner in the circumstances, that the cost of funds associated with a Facility is in excess of a level that is commercially acceptable to Lender in the circumstances.

“Fixed Charges” means, for any period, Interest Expense plus all scheduled principal payments in respect of Funded Debt plus all dividends declared.

mCloud Technologies Services Inc.	October 22, 2021

“Funded Debt” means, in respect of the mCloud Group as at the day of calculation, all outstanding non-postponed interest-bearing debt (but only excluding such postponed debt if it is postponed on terms and in a manner acceptable to Lender), including capital leases (as defined according to GAAP), debt subject to scheduled repayment terms and letters of credit/guarantees, plus (to the extent not included in Equity):

(a)	the redemption amount of any preferred shares of mCloud Group which are redeemable at the option of the holder; and

(b)	the amount of any convertible debentures issued.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles which are in effect from time to time in Canada, including, for certainty, International Financial Reporting Standards (IFRS), Accounting Standards for Private Enterprises (ASPE), Accounting Standards for Not-for-Profit Organisations and Accounting Standards for Pension Plans, as applicable, (each only to the extent adopted by the Canadian Institute of Chartered Accountants Accounting Standards Board (“CICA”) or any successor thereto as generally accepted accounting principles in Canada and then subject to such modifications thereto as are agreed by CICA).

“Guarantor” means any party that has provided a guarantee in favour of Lender with respect to the Borrowings under this Agreement.

“Holdback A/R” means any Accounts Receivable where a sum of money remains unpaid until certain conditions are met, or that sum of money is kept as a reserve to cover certain contingencies, or any portion of a construction loan amount that is not released until a certain stage is reached, or any portion of payment to a contractor held by a customer until the job is finished to the customer’s satisfaction, or any amount subject to builder’s liens or related legislation.

“Indebtedness” means all present and future obligations and indebtedness of a Person, whether direct or indirect, absolute or contingent, including all indebtedness for borrowed money, all obligations which are due and payable in respect of swap or hedging arrangements and all other liabilities which in accordance with GAAP would appear on the liability side of a balance sheet (other than items of capital, retained earnings and surplus or deferred tax reserves).

“Ineligible A/R” means any Accounts Receivable where amounts are not yet invoiced, accounts in dispute (but only to the amount of such account actually in dispute), intercompany accounts, accounts subject to set-off, amounts due to sub-contractors billed as accounts receivable, amounts billed for services not as yet completed, accounts subject to undue credit risk and the entire amount of accounts outstanding where any portion thereof is outstanding for more than 90 days (120 days for Investment Grade A/R) after the date of invoice to the specific customer, provided that the under 90 day (120) day for Investment Grade A/R) portion thereof may be included where the over 90 day (120 day Investment Grade A/R) portion thereof is less than 10 percent of the aggregate account.

“Interest Expense” means, for any period, the cost of advances of credit during that period, including interest charges, the interest component of capital leases, capitalized interest, fees payable on bankers’ acceptances and guaranteed notes, and fees payable in respect of letters of credit and letters of guarantee.

“Investment Grade A/R” means, whether now existing or hereafter arising, any accounts, accounts receivable, other receivables, choses in action, general intangibles, chattel paper, instruments, documents, notes and contract rights related to or evidencing the obligations or the receivables arising under any sales or services transactions provided by the Loan Parties to specific customers of the Loan Parties resident in Canada or the United States, which specific customers shall have a minimum S&P or DBRS credit rating of BBB+ and which amounts shall be periodically reported to the Lender in the Borrowing Base Certificate pursuant to Section 7; provided that the following shall be excluded from calculating the value of Investment Grade A/R at any time:

mCloud Technologies Services Inc.	October 22, 2021

(a)	Ineligible A/R;

(b)	Related Company A/R;

(c)	Contra Accounts Payable; and

(d)	Holdback A/R.

“Lender” means ATB Financial formerly Alberta Treasury Branches.

“Letter of Credit” means a standby or documentary letter of credit or letter of guarantee issued by Lender on behalf of Borrower.

“Lienable Payables” means, in respect of any project in which any Loan Party has any interest that may be subject to any Contractor Lien, all amounts due from any Loan Party to any holder of any Contractor Lien that causes any work to be done or supplies any materials to be used in or in respect of such project in respect of which any Contractor Lien may be filed.

“Loan Documents” means this Agreement, the Security Documents and each instrument, agreement, certificate, application, request, indemnity and other document of any nature or kind now or hereafter executed in connection with this Agreement or any Security Documents, all as amended, restated and replaced from time to time.

“Loan Parties” means Borrower and all Guarantors, other than any Guarantors that are natural persons, and “Loan Party” means any of them.

“Long Term Debt” means, as at the day of calculation and as determined in accordance with GAAP on a consolidated basis, all indebtedness, obligations and liabilities of Borrower which would be classified as long term debt upon a balance sheet of Borrower, plus (to the extent not included in Equity):

(a)	the redemption amount of any preferred shares of Borrower which are redeemable at the option of the holder; and

(b)	the amount of any convertible debentures issued.

“Material Adverse Change” means any change, event, violation, circumstance or effect which, when considered individually or when aggregated with other changes, events, violations, circumstances or effects, is or would reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), property, assets, operations, business or prospects of the Loan Parties taken as a whole, or a material adverse effect on the ability of Borrower to repay the Facilities or on the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party.

“Material Contract” means any right, interest, agreement, arrangement or understanding entered into by any Loan Party, whether written or oral, the loss or termination of which (without replacement), or under which the acceleration of any payment obligation, in each case by or of such Loan Party, would have a Material Adverse Effect.

“Monthly Cash Burn” means the average trailing 3 month change in cash, unused portions of Facillity #1 availability, Accounts Receivables, and deferred revenue that is calculated as follows:

mCloud Technologies Services Inc.	October 22, 2021

i)

(trailing 3 month cash position) + (unused portions of Facility #1 available at 3 month prior period) + (Accounts Receivable at 3 month prior period) – (deferred revenue at 3 month prior period) – (Current cash plus unused portions of Facility#1) /3.

“Net Debt” means in respect of Borrower, as at the day of calculation and as determined in accordance with GAAP on a consolidated basis and without duplication, an amount equal to the amount of Total Debt less Current Assets.

“Permitted Encumbrances” means, in respect of any Loan Party, the following:

(a)	liens for taxes, assessments or governmental charges not yet due or delinquent or the validity of which is being contested in good faith;

(b)

liens arising in connection with workers’ compensation, unemployment insurance, pension, employment or other social benefits laws or regulations which are not yet due or delinquent or the validity of which is being contested in good faith;

(c)	liens under or pursuant to any judgment rendered or claim filed which are or will be appealed in good faith provided any execution thereof has been stayed;

(d)

undetermined or inchoate liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent or the validity of which is being contested in good faith by appropriate proceedings;

(e)	operating leases;

(f)

capital or financial lease transactions (according to GAAP), or sale-leaseback transactions, where the indebtedness represented by all such transactions does not at any time exceed $100,000 in aggregate;

(g)	security interests granted or assumed to finance the purchase of any property or asset (a “Purchase Money Security Interest”) where:

i)	the security interest is granted at the time of or within 60 days after the purchase,

ii)	the security interest is limited to the property and assets acquired, and

iii)	the indebtedness represented by all Purchase Money Security Interests does not at any time exceed $100,000 in aggregate;

(h)

security interests or liens (other than those hereinbefore listed) of a specific nature (and excluding for greater certainty floating charges) on properties and assets having a fair market value not in excess of $100,000 in aggregate;

(i)	term loans provided by Fiera Private Debt Fund GP Inc;

(j)	interest free loans provided by Industry Canada and US governments entities [NTD: to confirm];

(k)	software financing from Oracle [NTD: to confirm];

(l)	promissory notes to support acquisition of CSA [NTD: to confirm]; and

(m)	convertible notes issued (including future convertible notes) provided that all notes are subordinated to Lender financing [NTD; to confirm];

mCloud Technologies Services Inc.	October 22, 2021

and for certainty, the permission to create a Permitted Encumbrance shall not be construed as a subordination or postponement, express or implied, of the Security Documents to such Permitted Encumbrance.

“Person” means any natural person, corporation (including a business trust and a public benefit corporation), limited liability company, unlimited liability corporation, trust, joint venture, association, company, partnership, joint stock company, firm, enterprise, unincorporated association, governmental authority or other entity.

“Prime” means the prime lending rate per annum established by Lender from time to time for commercial loans denominated in Canadian dollars made by Lender in Canada.

“Priority Payable” means, at any time, any liability of any Loan Party to any Person that ranks, in right of payment in any circumstances, equal to or in priority to any liability of a Loan Party to Lender, and may include unpaid wages, salaries and commissions, unremitted source deductions for employment insurance premiums or Canada Pension Plan contributions, vacation pay, arrears of rent, unpaid taxes, withholding tax liabilities, goods and services taxes, all sales and consumption taxes, harmonized sales tax, customs duties, amounts owed in respect of workers’ compensation, amounts owed to unpaid vendors who have a right of repossession, and amounts owing to creditors which may claim priority by statute or under a Purchase Money Security Interest.

“Related Company A/R” means any Accounts Receivable due to any of the Loan Parties by any Person that does not have an arm’s-length relationship with such Loan Party, where such Person has the ability to exercise control or significant influence, directly or indirectly, over operating, investing or financing activities. For the purposes of this definition, two or more Persons are related if they are subject to common control, joint control or significant influence.

“Related Parties” means, with respect to any Person, such Person’s affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s affiliates.

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced from time to time by any relevant sanctions authority including, without limitation, under the United Nations Act (Canada), the Special Economic Measures Act (Canada) and the Export and Import Permits Act (Canada).

“Subordinated Debt” means Indebtedness of Borrower:

(a)	the primary terms of which including, without limitation, its interest rate, payment schedule and maturity date, and the proposed use of funds, are all satisfactory to Lender,

(b)	which has been validly and absolutely postponed and subordinated in right of payment and collection to the permanent repayment in full of the Borrowings to the satisfaction of Lender, and

(c)	which is unsecured or with respect to which all security, if any, held for that Indebtedness has been fully subordinated to the security granted under the Loan Documents to the satisfaction of Lender.

“Subsidiary” means

(a)

a person of which another Person alone or in conjunction with its other subsidiaries owns an aggregate number of voting shares sufficient to elect a majority of the directors regardless of the manner in which other voting shares are voted; and

(b)	a partnership of which at least a majority of the outstanding income interests or capital interests are directly or indirectly owned or controlled by such Person,

mCloud Technologies Services Inc.	October 22, 2021

and includes a Person in like relation to a Subsidiary.

“Total Debt” means in respect of mCloud Group, as at the day of calculation and as determined in accordance with GAAP on a consolidated basis and without duplication, an amount equal to:

(a)	the amount of Current Liabilities, plus, if not already included therein, the current portion of long-term debt; plus

(b)	the aggregate of:

i)	the amount of Long Term Debt, including the Borrowings; and

ii)	to the extent not included in Long Term Debt:

a)

any financial assistance by way of a loan, guarantee, loan purchase, share purchase, equity contribution or any credit support arrangement of any nature whatsoever, the purpose of which is to assure payment or performance to the holder of any indebtedness of any other Person;

b)	obligations with respect to prepaid obligations and deferred revenues relating to third party obligations;

c)	the amount of all obligations outstanding under a capital lease or any sale-leaseback to the extent it constitutes a capital lease;

d)

obligations arising under swaps entered into by any of the mCloud Group for speculative purposes (determined, where relevant, by reference to GAAP) or other than in the ordinary course of its business to the extent of the net amount due or accruing due by any of the mCloud Group in respect thereof (determined by marking-to-market the same in accordance with their terms); and

e)	the amount of all off-balance sheet financing where there is recourse to other assets of mCloud Group;

and shall exclude in any event:

(c)

to the extent permitted by GAAP, any particular Indebtedness if, upon or prior to the maturity thereof, there shall have been irrevocably deposited with the proper depositary in trust the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such indebtedness, and thereafter such funds and evidences of indebtedness or other security so deposited are not included in any computation of the assets of such Person;

(d)

contingent obligations in respect of court actions, suits or other proceedings which have not come to a final and conclusive judgment before a court of competent jurisdiction or such other person as may have jurisdiction in the premises and Borrower reasonably expects to be successful in the defence of such action, suit or other proceeding;

(e)	any lease or other arrangement relating to real or personal property which would, in accordance with GAAP, be accounted for as an operating lease of such Person;

(f)	deferred income taxes;

(g)	asset retirement obligations; and

mCloud Technologies Services Inc.	October 22, 2021

(h)	postponed advances from affiliates/shareholders (if postponed on terms and in a manner acceptable to Lender).

“U.S. Prime” means the greater of (i) the prime lending rate per annum established by Lender from time to time for commercial loans denominated in U.S. dollars made by Lender in Canada, and (ii) one percent per annum above Libor for a Libor Interest Period of one month, commencing on the date of determination.

SCHEDULE “A”

FORM OF COMPLIANCE CERTIFICATE

To:	ATB Financial

Corporate Financial Services

Attention:

I,                                                                           hereby certify as of the date of this certificate as follows:

(a)	I am the [insert title] of (“Borrower”) and I am authorized to provide this certificate to you for and on behalf of Borrower.

(b)	This certificate applies to the [month/fiscal quarter/fiscal year] ending .

(c)

I am familiar with and have examined the provisions of the letter agreement (the “Agreement”) dated                                                              , 2021                 between Borrower and ATB Financial, as lender, and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of Borrower and of any Guarantor. Terms defined in the Agreement have the same meanings when used in this certificate.

(d)

No event or circumstance has occurred which constitutes or which, with the giving of notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition of the Agreement and there is no reason to believe that during the next fiscal quarter of Borrower, any such event or circumstance will occur.

OR

We are or anticipate being in default of the following terms or conditions, and our proposed action to meet compliance is set out below:

Description of any breaches and proposed action to remedy:                                                                                       .

(e)	Our financial ratios are as follows:

i)	the Current Ratio of Monthly Cash Burn is :1.00, being not less than the required ratio of :1.00;

(f)	The detailed calculations of the foregoing ratios and covenants are set forth in the addendum annexed hereto and are true and correct in all respects.

This certificate is given by the undersigned officer in his/her capacity as an officer of Borrower without any personal liability on the part of such officer.

Dated this              day of                     , 20        .

[name of Borrower]

Per:
Name:
Title:

SCHEDULE “B”

FORM OF BORROWING BASE CERTIFICATE

To:	ATB Financial

Corporate Financial Services

Attention:

I,                                                                           hereby certify as of the date of this certificate as follows:

(a)	I am the [insert title] of (“Borrower”) and I am authorized to provide this certificate to you for and on behalf of Borrower.

(b)	This certificate applies to the [month/fiscal quarter/fiscal year] ending .

(c)

I am familiar with and have examined the provisions of the letter agreement (the “Agreement”) dated                                                              , 20                 between Borrower and ATB Financial, as lender, and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of Borrower and of any Guarantor. Terms defined in the Agreement have the same meanings when used in this certificate.

(d)	Attached hereto is a listing of all Canadian A/R, Investment Grade A/R, and any Priority Payables as at the end of [month/year], as required by Section 7 of the Agreement.

(e)	The total amount of the Borrowing Base as at the end of [month/year] is: .

(f)

The Borrower hereby confirms that the principal amount of all Borrowings, in aggregate, under Facility #1 does not exceed, and has not at any time exceeded, the Margin Limit (as evidenced by a schedule attached hereto by the Borrower confirming its calculations).

(g)

Attached hereto is a listing of all aged accounts payable (including Lienable Payables) of the mCloud Group on a consolidated basis, allocating trade payables (including Lienable Payables) and accruals for the mCloud Group on a consolidated basis, as at the end of [month/year], as required by Section 7 of the Credit Agreement.

(h)	The Funded Debt to EBITDA ratio is and was calculated using the form in the attached Appendix.

(i)

The Borrower hereby represents and warrants that this Certificate is a correct statement regarding the status of the Borrowing Base and the amounts set forth herein are in compliance with the provisions of the Credit Agreement.

This certificate is given by the undersigned officer in his/her capacity as an officer of Borrower without any personal liability on the part of such officer.

Dated this              day of                     , 20        .

[name of Borrower]

Per:
Name:
Title:

APPENDIX

[Insert details of each line item]

Inventory Max

Revolving Multiples

		VALUE		MARGIN%			BASE GIVEN
CANADIAN WORKING CAPITAL:
Canadian A/R			$(1)

Ineligible A/R			$(2)

Investment Grade A/R			$(3)		%		$—

Related Company A/R			$(4)

Contra Accounts Payable			$(5)

Holdback A/R			$(6)

Other (Insured A/R, etc)			$(7)		%		$—

Eligible A/R (1-2-3-4-5-6-7)	=		$—%				$—

Inventory			$(8)

Ineligible Inventory			$(9)

Eligible Inventory (8-9)	=		$—%				$—

Additional collateral 1		$			%		$—

Additional collateral 2		$			%		$—

Margin value of assets						=	$—	(10)

PLUS:
Any applicable amounts added								$(11)

LESS:
Priority Payables and Lienable Payables								$(12)

BORROWING BASE (10+11-12)							—	(13)

LESS: (only remove if carved out)
Letters of Credit and Letters of Guarantee								$(14)

Corporate MasterCard								$(15)

Available Limit (13-14-15)						=	—

AVAILABLE LIMIT ROUNDED						=	$—

APPENDIX (including US Assets)

[Insert details of each line item]

Line of Credit Max

Canadian Inventory Max

US Inventory Max

Revolving Multiples

Max USD Margin (in CAD)

		VALUE			MARGIN%			BASE GIVEN
CANADIAN WORKING CAPITAL:
Canadian A/R				$(1)

Ineligible A/R				$(2)

Investment Grade A/R				$(3)		%			$—

Related Company A/R				$(4)

Contra Accounts Payable				$(5)

Holdback A/R				$(6)

Other (Insured A/R, etc)				$(7)		%			$—

Eligible A/R (1-2-3-4-5-6-7)	=		$—			%			$—

Inventory				$(8)

Ineligible Inventory				$(9)

Eligible Inventory (8-9)	=		$—			%			$—

Additional collateral 1		$				%			$—

Additional collateral 2		$				%			$—

Margin value of Canadian assets							=		$—	(10)

US WORKING CAPITAL:
US A/R				$(1a)

Ineligible A/R				$(2a)

Investment Grade A/R				$(3a)		%			$—

Related Company A/R				$(4a)

Contra Accounts Payable				$(5a)

Holdback A/R				$(6a)

Other (Insured A/R, etc)				$(7a)		%			$—

US Eligible A/R (1a-2a-3a-4a-5a-6a-7a)	=		$—			%			$—

US Inventory				$(8a)

Ineligible Inventory				$(9a)

US Eligible Inventory (8a-9a)	=		$—			%			$—

Additional US collateral 1		$				%			$—

Additional US collateral 2		$				%			$—

Margin value of US assets							=		$—

CAD/USD exchange rate								$		CAD/USD

Margin value of US assets in CAD							=		$—

Capped value of US assets in CAD									$—	(11)

Total margin provided by assets (10+11)							=		$—	(12)

PLUS:
Any applicable amounts added										$(13)

LESS:
Priority Payables and Lienable Payables										$(14)

BORROWING BASE (12+13-14)									—	(15)

LESS: (only remove if carved out)
Letters of Credit and Letters of Guarantee										$(16)

Corporate MasterCard										$(17)

US dollar carve out in CAD										$(18)

Available limit (15-16-17-18)							=		$—

THE RATIO OF FUNDED DEBT TO EBITDA IS         :1.00, CALCULATED AS FOLLOWS:

Funded Debt =
all non-postponed interest-bearing debt	$

+ (if not already included)

• capital lease obligations	+ $

• debt subject to scheduled repayment terms	+ $

• letters of credit/letters of guarantee	+ $

+ (to extent not included in Equity):

• preferred shares redeemable at option of holder	+ $

• convertible debentures	+ $

= $
EBITDA =
net income (excluding extraordinary items) from continuing operations	$

+ (to extent deducted in determining net income)

• Interest Expense	+ $

• income taxes expensed	+ $

• depreciation, depletion and amortization	+ $

= $

SCHEDULE “C”

Accounts Receivable to be considered Investment Grade if from:

AT&T

Keyera Partnership

NOVA Chemicals Corporation

Plains Midstream Canada

Petronas Energy Canada

Ribbon Communications

Syncrude Canada Ltd.

Arc Resources

Dominion Resources

Ericsson

Exelon

Husky